Exhibit 3.1

UNANIMOUS SHAREHOLDER AGREEMENT

AMONG:

LATIMER FAMILY TRUST 2015

(“Latimer Family Trust”)

- and -

JOLENE LATIMER

(“Jolene”)

- and -

DIANA MARIA MACHADO

(“Diana”)

- and –

LADY LOANS, INC.

(the “Corporation”)

RECITALS

A.	The Corporation has been duly incorporated under the laws of the State of Delaware and is authorized to issue:

(i)	10,000 Class “A” Common Voting Stock

(ii)	10,000 Class “B” Common Voting Stock

(iii)	10,000 Class “C” Common Non-Voting Stock

(iv)	10,000 Class “D” Preferred Non-Voting Stock

(v)	10,000 Class “E” Preferred Non-Voting Stock

(vi)	10,000 Class “F” Preferred Non-Voting Stock (collectively called the “Authorized Capital”).

B.	The Shareholders are the legal and beneficial owners of all of the issued and outstanding shares in the capital stock of the Corporation as follows:C.

Registered Owner	Share Certificate No.	Number and Class of Shares
LATIMER FAMILY TRUST 2015	#1A	560 Class “A” Common
JOLENE LATIMER	#2A	250 Class “A” Common
DIANA MARIA MACHADO	#3A	250 Class “A” Common

D.	The Shareholders want to enter into this Agreement to make provision for matters of mutual concern and interest.

The parties therefore agree as follows:

ARTICLE 1 - DEFINITIONS

1.1	In this Agreement:

(a)	“Accountants” means the independent firm of chartered accountants as may, from time to time, be chosen by the Directors as accountants of the Corporation;

(b)	“Act” means the Delaware General Corporation Law, as amended;

(c)	“Act of Default” means an act of default as defined in Article 12;

(d)	“Affiliates” means:

(i)	for any corporation, affiliates or affiliated corporations are a subsidiary of one another, subsidiaries of the same corporate body or are controlled by the same person, or (b) are affiliated with the same corporate body at the same time ; or

(ii)	for any natural person, that person’s parents, siblings, spouse or child or any relative of that person or its spouse who has the same residence as that person, or any firm, partnership, joint venture, or corporation in which that person has a controlling interest;

(e)	“Agreement” means this Unanimous Shareholder Agreement and any instrument or schedule supplemental or ancillary hereto;

(f)	“Certificate” means the certificate of incorporation of the Corporation as amended from time to time;

(g)	“Bank” means the primary bank or financial institution providing financing to the Corporation from time to time;

(h)	“Business” means the financial services or other business carried on by the Corporation;

(i)	“Bylaws” means the Bylaws of the Corporation from time to time in force and effect;

(j)	“Common Shareholder(s)” means collectively Latimer Family Trust, Jolene and Diana or each individually when the context so requires, and includes all future Shareholders who are deemed to be a party to this Agreement pursuant to the Act;

(k)	“Common Shares” means all or any portion of the shares set forth in recital C hereto, together with all additional Common Shares issued by the Corporation from time to time;

(l)	“Corporate Shareholder(s)” means any corporation that is a Shareholder, and as at the date hereof Latimer Family Trust 2015 or each individually when the context so requires;

(m)	“Corporation” means Lady Loans, Inc., a Delaware corporation;

(n)	“Designated Representative(s)” means the individual(s) designated herein who have been appointed by a Corporate Shareholder, and who shall exercise all of the voting rights (if any) of such Corporate Shareholder, pursuant to the terms of this Agreement until further notice is given by any such Corporate Shareholder in any particular case;

(o)	“Directors” means the individuals who are, from time to time, in accordance with the terms of this Agreement, duly elected or appointed directors of the Corporation;

(p)	“Discounted Purchase Price” means 3/4th of the Purchase Price as determined pursuant to Article 10;

(q)	“Fair Market Value” means the price determined in an open and unrestricted market between informed prudent parties, acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth;

(r)	“Foundation” means the Lady Loans Foundation Ltd.;

(s)	“Generally Accepted Accounting Principles” means the standard of accounting principles as promulgated by the Financial Accounting Standards Board from time to time;

(t)	“Majority Resolution” means a resolution passed by 50.1% of the votes cast by the Common Shareholders or the Directors, depending on whether it is a Common Shareholders meeting or a Directors meeting, who are entitled to vote on that resolution;

(u)	“Percentage Interest” means the proportion that the number of Common Shares owned by a Shareholder is of the total number of issued and outstanding Common Shares owned by all Shareholders at a particular time;

(v)	“Person” means a natural person, firm, corporation, trust, partnership, joint venture, association, unincorporated organization, or government agency (and “corporation” includes “company” and vice versa);

(w)	“Preferred Shareholders” means collectively each individual or corporation holding from time to time preferred shares in the capital of the Corporation.

(x)	“Prime Rate” means the prime interest rate per annum charged by the Bank to its best commercial customers in effect from time to time, which will be conclusively determined by the manager of the main branch of the TD Bank in Wilmington, DE and which interest rate will be compounded semi-annually and calculated monthly;

(y)	“Purchase Price” means the value per Share as determined pursuant to Article 10;

(z)	“Purchasing Shareholder” means any Common or Preferred Shareholder purchasing Shares, for whatever reason, in accordance with this Agreement;

(aa)	“Selling Shareholder” means a Shareholder selling Shares, for whatever reason, in accordance with this Agreement;

(bb)	“Shareholders” means the Common Shareholders and the Preferred Shareholders of the Corporation from time to time;

(cc)	“Shareholders’ Advances” means any advance of funds, property or services to the Corporation from time to time, together with interest thereon, if any, except funds advanced in consideration for the issuance of Common or Preferred Shares;

(dd)	“Special Resolution” means a resolution passed by 66 2/3% of the votes cast by Common Shareholders who were entitled to vote on that resolution;

(ee)	“Total Investment” means, in respect of a Common Shareholder, the aggregate of:

(i)	Shareholders’ Advances; and

(ii)	the product obtained when the number of Common Shares owned by a Common Shareholder is multiplied by the Purchase Price.

1.2	Capitalized words and phrases used in this Agreement and not defined herein have the same meaning as are assigned to them in the Act.

ARTICLE 2 - EFFECTIVE DATE

2.1	Notwithstanding its date of execution, this Agreement became effective and was binding upon the parties as and from August 17, 2021 (the “Effective Date”) and will continue in full force and effect from the Effective Date until termination in accordance with this Agreement.

ARTICLE 3 - ARTICLES AND IMPLEMENTATION OF AGREEMENT

3.1	Subject to section 3.2, a Majority Resolution being passed at a properly called meeting of the Common Shareholders is required to amend or alter the Certificate or Bylaws.

3.2	The Certificate and Bylaws will at all times be subject to this Agreement and where any provision in the Certificate or Bylaws is inconsistent with this Agreement, this Agreement will prevail. Subject to the jurisdiction of the Delaware Chancery Court, any Common Shareholder may require the Common Shareholders to cause the Certificate or Bylaws to be amended or altered to the extent necessary to remove or correct such inconsistency.

3.3	Each of the Common Shareholders shall vote, or cause to be voted, the Common Shares owned by it in such a way so as to fully implement the terms and conditions of this Agreement, and shall, in the event that any Director for any reason refuses to exercise its discretion in accordance with the terms of this Agreement, forthwith take such steps as are necessary to remove each such Director.

3.4	Each of the Common Shareholders will be deemed to have consented to any transfer of Common Shares made in accordance with this Agreement, and each Shareholder shall waive any restriction on transfer contained in the Articles or Bylaws in order to give effect to such transfers.

ARTICLE 4 - DIRECTORS

4.1	The board of Directors for the Corporation (the “Board”) will consist of three Directors, being Jolene Latimer, Diana Maria Machado and Sharon Latimer, Designated Representative of Latimer Family Trust, as of the Effective Date.

4.2	Each Director will have one vote at any meeting of the Board, and all decisions at any meeting of the Board will be decided by a majority resolution.

4.3	All of the Directors must be present to constitute a quorum for the transaction of business at any meeting of the Board.

4.4	A Director or officer of the Corporation who is a party to, or is a director or officer of, or has a material interest in, any person who is a party to a material contract or proposed material contract with the Corporation, shall disclose in writing to the Corporation the nature and extent of its interest, in the time and manner provided by the Act. Any such contract or proposed contract shall be referred to the Shareholders for approval even if such contract or proposed contract is one that in the ordinary course of the Corporation’s business may not require approval by the Directors or Shareholders.

4.5	No delegation to a committee will be permitted by the Directors of any of the following powers, which such Directors retain subject to the limitations in this Agreement.

(a)	Submit to the Shareholders any question or matter requiring the approval of the Shareholders;

(b)	Fill a vacancy among the Directors;

(c)	Appoint additional Directors;

(d)	Issue securities, except in the manner and on the terms authorized by the Board;

(e)	Declare dividends;

(f)	Purchase, redeem, or otherwise acquire shares issued by the Corporation, except in the manner and on the terms authorized by the Board;

(g)	Pay a commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of the Corporation from the Corporation or from any other person, or procuring or agreeing to procure purchasers for shares of the Corporation;

(h)	Approve a management proxy circular;

(i)	Approve any financial statements of the Corporation;

(j)	Adopt, amend, or repeal the Bylaws.

4.6	Unless otherwise decided by the Board, the following will be the officers of the Corporation:

(a)	President – Diana Maria Machado

(b)	Secretary/Treasurer – Jolene Latimer.

4.7	For and during the term of this Agreement and unless authorized otherwise by the Board, the Common Shareholders and the Designated Representatives of the Corporate Shareholders, shall devote their best efforts in promoting the success of the Corporation and shall maintain the Corporation as a profitable enterprise to the best of their ability.

4.8	All checks, negotiable instruments, and other banking or financial instruments requiring the signature of the Corporation must be signed by any two of the Directors or as agreed to by Special Resolution.

ARTICLE 5 - SHAREHOLDERS

5.1	The Directors may call a special meeting of Common Shareholders at any time and shall do so at the request of any officer of the Corporation.

5.2	The only persons entitled to be present at a meeting of Common Shareholders will be those entitled to vote at such meeting, the Directors and Accountants and others who, although not entitled to vote, are entitled or required under any provision of the Act, Certificate, or Bylaws to be present at the meeting. Any other person may be admitted only with the unanimous consent of the Common Shareholders present in person or by proxy at the meeting.

5.3	A quorum for the transaction of business at any meeting of Common Shareholders will be the holders of not less than two-thirds of the Common Shares of the Corporation that are owned by Common Shareholders who are then entitled to vote, present in person or by proxy.

5.4	Each Corporate Common Shareholder shall appoint a Designated Representative as its representative to vote on its behalf at any and all general meetings of the Common Shareholders (including annual, special and extraordinary meetings) and as its attorney in law to execute deeds on its behalf and to assent to and adopt in writing any resolutions which it might have assented to or adopted as a Shareholder. Each Corporate Common Shareholder hereby severally warrants to the other Common Shareholders and the Corporation that all corporate proceedings will be taken by it to vest in its Designated Representative full and exclusive power and authority to bind it in respect of all matters pertaining to the Corporation. Latimer Family Trust 2015 hereby appoints Sharon Latimer as its Designated Representative.

5.5	Notwithstanding any other provision of this Agreement or the Certificate, the Preferred Shareholders will not be entitled to attend any meeting of the Common Shareholders, or vote on any resolution presented thereat, unless invited to so participate by the holders of not less than two-thirds of the Common Shares.

ARTICLE 6 - SHAREHOLDERS’ ADVANCES

6.1	Upon a Majority Resolution being passed or otherwise executed, and upon written request (herein called the “Demand”) of the Board, each of the Common Shareholders shall advance to the Corporation such Shareholders’ Advances upon such terms and conditions as set forth in the Demand, provided that:

(a)	The Shareholders’ Advances will be in proportion to each Common Shareholder’s Percentage Interest;

(b)	Each Shareholder’s Advance will be evidenced by a promissory note issued by the Corporation in the principal amount thereof, which promissory note will be secured against the assets of the Corporation as set forth in the Demand, and will provide for the repayment of the amount therein subject to the terms and conditions contained in this Agreement;

(c)	Interest will be paid on the Shareholder’s Advance as set forth in the Demand;

(d)	Subject to section 6.2 hereof, the Corporation shall make all repayments of Shareholders’ Advances and interest thereon to all Common Shareholders in proportion to their respective Percentage Interests;

(e)	The Shareholders shall not demand repayment of the whole or any portion of the Shareholders’ Advances outstanding prior to the time for repayment thereof which will be set forth in each case by the Demand;

(f)	The Shareholders’ Advances may be prepaid by the Corporation in whole or in part at any time or times without notice, bonus, or penalty; and

(g)	At the request of the Board, each Common Shareholder shall subordinate all Shareholders’ Advances in favor of any Bank or other Lender by Special Resolution.

6.2	In the event that the Shareholders’ Advances are not in proportion to each Common Shareholder’s Percentage Interest, then the amount of excess which any particular Common Shareholder (the “Contributing Shareholder”) has contributed to the Corporation (the “Excess Contribution Amount”) will be repayable by the Corporation on demand, together with interest at a rate agreed to by the Board of Directors, failing which interest will accrue at the Prime Rate plus 5% per annum, compounded and calculated monthly, and the Corporation shall repay such Excess Contribution Amount plus accrued interest in priority to and in all cases before any other Shareholder’s Advances are repaid to any other Common Shareholder (the “Non-Contributing Shareholder”) in any circumstances. Additionally, the Excess Contribution Amount will rank in priority to any distribution, dividend or other payment in respect of any Common Shareholder of the Corporation, such that prior to any such distribution, dividend or payment being made to any Common Shareholder in respect of its respective Shares, the Corporation shall repay such Contributing Shareholder its Excess Contribution Amount plus accrued interest.

6.3	In addition to the foregoing, the Non-Contributing Shareholder hereby unconditionally guarantees in favor of the Contributing Shareholder the repayment by the Corporation of the full amount of the Excess Contribution Amount plus accrued interest. As security for this guarantee, the Non-Contributing Shareholder hereby grants a security interest in favor of the Contributing Shareholder in and to all present and after acquired personal property of the Non-Contributing Shareholder, all in accordance with the provisions of the Personal Property Security Act (Alberta), RSA 2000, c P-7. Such guarantee and security interest are in addition to and not a substitution for any and all other rights and remedies available at law or in equity to the Contributing Shareholder.

ARTICLE 7 - GUARANTEES

7.1	If determined by the Board (herein called the “Request”), all Common Shareholders shall execute and deliver guarantees on such terms and conditions as set forth in the Request (herein collectively called the “Guarantees” and individually called the “Guarantee”). The Board shall use its best efforts to obtain agreement from any and all Creditors that Guarantees will be acceptable, when calculated in proportion to the number of Common Shares held by each Common Shareholder to the total number of Common Shares held by all of the Common Shareholders, to any person, firm or corporation (herein collectively called the “Creditors” and individually called the “Creditor”) in respect of the indebtedness of the Corporation to the Creditors.

7.2	Forthwith upon receipt of a Request pursuant to section 7.1 above, each Common Shareholder shall deliver Guarantees to the Corporation in accordance with the provisions of this Article 7, having regard to the number of Common Shares beneficially owned by each such Common Shareholder and by all such Common Shareholders in the aggregate.

7.3	If any Common Shareholder (herein called the “Non-Performing Shareholder”) is called upon under the terms of a Guarantee and (a) fails to pay its proportion (as set out in section 7.1 hereof) pursuant to its Guarantee, and the other Common Shareholders who executed Guarantees are required to pay the Non-Performing Shareholder’s obligations (the “Performing Shareholders”), or (b) any Common Shareholder is required and does pay any amount in respect of its Guarantee which exceeds its proportion (as set out in section 7.1 hereof) of the debt owing to the Creditor (the “Overpaying Shareholder”) and thus the other Common Shareholders (the “Underpaying Shareholders”) end up paying an amount less than their respective pro rata proportions (as set out in section 7.1 hereof) of the debt to the Creditor, in each of these two circumstances the Performing Shareholders and the Overpaying Shareholders are hereby granted a security interest in all present and after acquired personal property of the Non-Performing Shareholder or the Underpaying Shareholders, as the case may be, until the Non-Performing Shareholder or the Underpaying Shareholders, as the case may be, have fully reimbursed the Performing Shareholders or the Overpaying Shareholders, as the case may be, together with interest thereon calculated from the payment date at a rate equal to 18% per annum, calculated daily; provided, however, that the security interest in and to the present and after acquired personal property of the Non-Performing Shareholder or the Underpaying Shareholder, as the case may be, will be in addition to and not in substitution for any and all other rights and remedies available at law or in equity. The Non-Performing Shareholders and the Underpaying Shareholders, as the case may be, shall indemnify and pay to each of the Performing Shareholders or Overpaying Shareholders, as the case may be, all amounts that are paid in excess of those parties’ respective pro rata proportions (as set out in section 7.1 hereof) to the Creditor in respect of Guarantees previously provided to the Creditor.

7.4	The Corporation and the remaining Common Shareholders shall endeavor to cause a Selling Shareholder to be released from all Guarantees having been given to assist the Corporation; provided, however, that if the Corporation and the remaining Common Shareholders are unable to obtain a release of any such Guarantees granted by the Selling Shareholder, the Corporation and the remaining Common Shareholders shall severally, in proportion to the number of Common Shares held by each Common Shareholder as that number bears to the total number of Common Shares held by all of the Common Shareholders, indemnify the Selling Shareholder from any and all claims or demands upon the Selling Shareholder arising from such Guarantees, and the Selling Shareholder shall give the Corporation and the remaining Common Shareholders prompt written notice of any such claim or demand, and the remaining Common Shareholders shall provide the Selling Shareholder with such security as it may reasonably require in support of these indemnities.

DISPOSITION OF SHAREHOLDERS’ INTEREST

ARTICLE 8 - RESTRICTIONS ON SHARES

8.1	Subject to a Special Resolution being passed or otherwise executed:

(a)	No additional Common Shares of the Authorized Capital may be issued;

(b)	No Common Shareholder shall mortgage, pledge or otherwise encumber its Common Shares;

(c)	No Shareholder shall sell, transfer, convey or assign its Shares except in accordance with this Agreement; and

(d)	No shares of the issued and outstanding capital stock of any Corporate Shareholder shall be sold, transferred, conveyed, or assigned except in accordance with this Agreement.

8.2	In the event a Special Resolution is passed authorizing the issuance of additional Common Shares of the Authorized Capital, any such authorization shall require that Latimer Family Trust be issued that number of additional shares of Class A Common stock sufficient to maintain its percentage ownership of the Common Shares held by it in excess of 50% of all Common Shares held by all Common Shareholders, unless otherwise agreed to by all parties.

8.3	The certificates representing the Shares shall be endorsed with the following reference as to the restrictions imposed by this Agreement:

“The shares represented by this certificate are subject to the provisions of a Unanimous Shareholder Agreement made on August 17, 2021 among the Corporation and all the Shareholders, which Agreement imposes restrictions on the right of the holder and successors of the holder to sell, encumber or realize the shares represented hereby, and notice of the terms and conditions of the Unanimous Shareholder Agreement is hereby given.”

8.4	For the purposes of this Agreement, except as otherwise provided herein, any transfer, sale, assignment, transmission, bequest, inheritance, mortgage, encumbrance, or other disposition of shares in the capital stock of any Corporate Shareholder having the result (directly or indirectly and either immediately or subject to the happening of any contingency) of changing the identity of the individuals exercising or who might exercise control of any such Corporate Shareholder (from the applicable party exercising control of any such Corporate Shareholder as of the date of execution of this Agreement) will be deemed to be a transfer by such Corporate Shareholder of its Shares hereunder, notwithstanding whether such change will be voluntary or involuntary on the part of such Corporate Shareholder.

8.5	Each Corporate Shareholder agrees that:

(a)	so long as it shall remain a Common Shareholder, no further shares of its capital stock will be issued and no shares currently issued and outstanding will be transferred other than a transfer permitted by section 8.4 hereof which does not change the identity of the individuals exercising or whom might exercise control of it (from the applicable party exercising control of it as of the Effective Date); and

(b)	the terms and conditions contained herein do not conflict and are not inconsistent with its constating documents.

8.6	Each Corporate Shareholder hereby represents to the other Common Shareholders that, as of the Effective Date:

(a)	no person, firm or corporation has a right or option to acquire any interest in any of its Common Shares; and

(b)	no Common Shares owned by it have been mortgaged, pledged or otherwise encumbered to any third party.

8.7	No Common Shareholder will be entitled to utilize or institute the provisions of Articles 11 or 16 until a period of one year has passed from the Effective Date.

8.8	No transfer or issuance of Class “A” Common Shares or Class “B” Common Shares will be permitted unless the recipient or transferee of such shares agrees to become a party to this Agreement.

ARTICLE 9 - SECURITY ON UNPAID PURCHASE PRICE

9.1	For the purposes of Articles 14 and 15 hereof, the Corporation hereby grants a security interest in favor of the Disabled Shareholder or Deceased Shareholder, as the case may be, in and to all of the Corporation’s present and after acquired personal property in order to secure the repayment of the Total Investment owed to the Disabled Shareholder or Deceased Shareholder, as the case may be, as set forth in those Articles.

ARTICLE 10 - PURCHASE PRICE TO BE PAID ON SALE OF SHARES

10.1	Any Common Shareholder may forward a written request (herein called the “Shareholder’s Request”) to the other Common Shareholders to agree on a per share valuation of the Common Shares as of a specific date.

10.2	If no agreement has been reached within thirty days of a Shareholder’s Request, the value per share of the Common Shares as of a specific date will be determined by an independent business valuator to be unanimously agreed upon by the Common Shareholders, or if the Common Shareholders fail to agree, by an independent business valuator chosen pursuant to Article 23 (whether agreed upon or chosen pursuant to Article 23 the independent business valuator will be called the “Valuator”).

10.3	The Valuator shall value the Corporation and establish the Purchase Price to be paid on the Common Shares based upon the Fair Market Value of all of the issued and outstanding Common Shares as of the date the event giving rise to the purchase and sale occurs. The Valuator shall not take into account the proceeds of insurance on the life of a Common Shareholder, whether beneficially owned by the remaining Common Shareholders or the Corporation, and shall complete the valuation no later than four months from the date the Valuator was instructed to determine the value. The determination of the Valuator will be final and binding upon the parties.

10.4	The Common Shareholders shall be liable for the fees and expenses incurred or charged by the Valuator in determining the value per share of the Common Shares, in proportion to each Common Shareholder’s respective Percentage Interest.

ARTICLE 11 - RIGHT OF FIRST REFUSAL

11.1	If one of the Common Shareholders desires to terminate its association with the Corporation (herein called the “Selling Shareholder”), the Selling Shareholder shall deliver to the other Common Shareholders (herein called the “Remaining Shareholders”) notice in writing (herein called the “Notice of Withdrawal”) signed by the Selling Shareholder requesting the Remaining Shareholders purchase its Total Investment in the Corporation, on the terms and conditions stipulated in the Notice of Withdrawal (herein called the “Sale Conditions”), and stating that the Remaining Shareholders will be required to purchase all of the Selling Shareholder’s Total Investment in proportion to their relative Percentage Interests.

11.2	The Remaining Shareholders will have thirty days following receipt or deemed receipt of the Notice of Withdrawal (herein called the “Acceptance Period”) to accept the Sale Conditions of the Selling Shareholder as set out in the Notice of Withdrawal by notice in writing to the Selling Shareholder (herein called the “Notice of Acceptance”).

11.3	If the Notice of Withdrawal is rejected or no Notice of Acceptance is delivered by the Remaining Shareholders within the Acceptance Period, the Selling Shareholder may sell to a third party all, but not less than all, of its Total Investment provided the sale takes place within ninety days following the expiration of the Acceptance Period at a price not less than, and on terms and conditions not more favorable than, the Sale Conditions, and further provided that the third party purchaser agrees to become a party to this Agreement. If no sale takes place within the stipulated time period, the Selling Shareholder will be required, before selling, transferring, assigning or otherwise disposing of its Total Investment, to once again offer its Total Investment to the Remaining Shareholders in the manner hereinbefore provided.

11.4	If a Notice of Acceptance is delivered within the Acceptance Period, the purchase of the Selling Shareholder’s Total Investment by the Remaining Shareholders shall be completed so soon as may be practical and no later than ninety days following the expiry of the Acceptance Period, and the purchase and sale of the Selling Shareholder’s Total Investment will be completed at the offices of the solicitor for the Corporation as follows:

(a)	The Selling Shareholder shall cause to be delivered to the Remaining Shareholders certificates for all of its Shares, duly and properly endorsed in blank for transfer, together with such evidence, if any, as the Remaining Shareholders may require that such Shares are free of all mortgages, liens, encumbrances and charges;

(b)	The Selling Shareholder shall assign its Shareholders’ Advances in the Corporation to the Remaining Shareholders;

(c)	The Selling Shareholder, or its nominee, shall resign as a Director and officer of the Corporation;

(d)	Subject to section 7.4, the Corporation shall provide evidence to the Selling Shareholder that it has obtained releases from all Guarantees given by the Selling Shareholder or its Affiliates; and

(e)	The Remaining Shareholders shall pay the balance of the Selling Shareholder’s Total Investment to the Selling Shareholder in accordance with the Sale Conditions.

ARTICLE 12 - DEFAULT

12.1	A Common Shareholder is deemed to have committed an act of default (herein called the “Act of Default”) when:

(a)	the following occurs in relation to an individual Shareholder, namely:

(i)	The Common Shareholder is declared bankrupt;

(ii)	The Common Shareholder causes its Common Shares to be charged for its separate debts or liable to seizure except as otherwise authorized herein;

(iii)	If the Common Shareholder is actively involved in the operation of the Corporation as of the Effective Date, and thereafter that Common Shareholder ceases to be actively involved in the Corporation for any reason;

(iv)	The Common Shareholder becomes insolvent or makes an assignment for the benefit of creditors; and

(v)	An application is made in a court of competent jurisdiction for an order purporting to deal with its Shares pursuant to the Matrimonial Property Act of Alberta or other similar legislation;

(b)	the following occurs in relation to any Corporate Shareholder, namely:

(i)	Where any of the events listed in subsection 12.1(a) occur with respect to any Corporate Shareholder (as applicable), or with respect to any Designated Representative or beneficial owner of any of the issued and outstanding shares of the capital of any such Corporate Shareholder;

(ii)	Proceedings are instituted for the dissolution or winding up of any such Corporate Shareholder;

(iii)	Any Corporate Shareholder is petitioned into bankruptcy or makes an assignment for the benefit of its creditors;

(iv)	If a certificate of dissolution is issued with respect to any Corporate Shareholder by the Registrar of Corporations or any Corporate Shareholder is otherwise dissolved and is terminated in the Province of Alberta; and

(v)	If any Corporate Shareholder’s issued and outstanding shares are seized or attached in any way for the payment of any judgment or order; or

(c)	The Common Shareholder commits a breach of this Agreement.

12.2	The Common Shareholders shall immediately notify each other of any Act of Default upon its occurrence.

12.3	The following provisions apply to a Defaulting Shareholder:

(a)	If an Act of Default occurs pursuant to section 12.1 then any Common Shareholder may give the Defaulting Shareholder written notice setting forth the specifics of the Act of Default (herein called the “Notice of Default”) and requiring the Defaulting Shareholder to remedy the default within fifteen days of receipt of the Notice of Default (herein called the “Remedy Period”). However, if the Act of Default is not capable of being rectified, then the Remedy Period will be deemed to be one day.

The last day of the Remedy Period will herein be called the “Date of Default”; and

(b)	If the Act of Default is not remedied on or prior to the Date of Default, then subject to the Act, the Corporation will have the right and option (but not the obligation) to purchase all (but not less than all) of the Defaulting Shareholder’s Total Investment at the Discounted Purchase Price on the following terms:

(i)	the determination whether the Corporation does exercise its option granted by subsection 12.3(b) herein shall be made for and on behalf of the Corporation by the Board of Directors (excluding the Defaulting Shareholder) giving written notice to that effect to the Defaulting Shareholder within sixty days of the Date of Default; provided however, that in the event the Board of Directors, at the Date of Default, is constituted with only the one nominee of the non-defaulting Common Shareholder, then in those circumstances the decision of the Board of Directors as set forth in this subsection 12.3(b)(i) shall not be made until the Common Shareholders (excluding the Defaulting Shareholder) have appointed one or more additional persons to the Board of Directors;

(ii)	the Defaulting Shareholder will lose its right to vote its Common Shares, and it will not be entitled to vote as a Director (or its nominee will lose its right to vote as a Director) upon receipt of the Notice of Default and these rights to vote will not be reinstated until the Act of Default is remedied; and

(iii)	the Corporation shall pay the Discounted Purchase Price (determined as of the Date of Default) for the Defaulting Shareholder’s Total Investment to the Defaulting Shareholder by way of five equal annual payments with the initial payment due on the first day of the next ensuing month after the month in which the Closing (as defined herein) occurs and each successive anniversary date thereafter until fully paid without interest.

12.4	So soon as may be practical, and in any event not more than thirty days, following the determination of the Discounted Purchase Price, the purchase and sale of the Defaulting Shareholder’s Shares shall be closed (the “Closing”) at the offices of the solicitors for the Corporation as follows:

(a)	The Defaulting Shareholder shall deliver to the Corporation certificates for all of the Defaulting Shareholders’ Shares, duly endorsed in blank for transfer, together with such evidence, if any, as the Corporation may require that such Common Shares are free of all mortgages, liens, encumbrances and charges;

(b)	The Corporation shall execute a promissory note in favor of the Defaulting Shareholder evidencing the payment obligations as set forth in this Article 12;

(c)	The Defaulting Shareholder, or its nominee, shall resign as a Director and officer of the Corporation; and

(d)	The Corporation shall provide evidence to the Defaulting Shareholder that it has obtained releases from all Guarantees given by the Defaulting Shareholder or shall provide in writing the several indemnities and such securities for the several indemnities required by section 7.4.

ARTICLE 13 - INSURANCE

13.1	The Common Shareholders may cause the Corporation to maintain an insurance policy or policies on the lives of each of the individual Common Shareholders and/or on the lives of each of the Designated Representatives of any Corporate Shareholder(s). The amount of such insurance in each case (if any) will be determined by Special Resolution (herein called the “Insurance”).

13.2	The Corporation may make adjustments in the amount of the Insurance to reflect changes in the amounts described in section 13.1 herein and such adjustments, if required, shall be made at least once every calendar year following the year in which the Agreement is executed.

13.3	If a Shareholder’s Total Investment is purchased by the Corporation pursuant to this Agreement (other than in the case of death) and an amount remains unpaid to the Selling Shareholder, the Corporation shall continue to maintain the Insurance then in place. If the Selling Shareholder should die while an amount remains unpaid to it, then the Corporation shall pay to the Selling Shareholder in payment or part payment, as the case may be, so much of the proceeds of the Insurance as does not exceed the remaining unpaid balance owing to the Selling Shareholder. If the proceeds of the Insurance exceed the unpaid balance owing to the Selling Shareholder, then the Corporation will be entitled to such excess proceeds free of any claim by the Selling Shareholder.

13.4	In the event that this Agreement should be cancelled by the consent of the parties hereto, the ownership of the Insurance shall be transferred to the life insured, at that person’s option, of each of such policies, in consideration for the payment of the cash surrender value thereof, or if there is no cash surrender value, then for the sum of $100.00 for each such policy together, in either event, with the full amount of any unexpired prepaid premiums for each such policy.

13.5	All such policies of Insurance referred to in this Article 13 shall name the Corporation as the beneficiary thereof.

ARTICLE 14 - DISABILITY

14.1	A Common Shareholder (herein called the “Disabled Shareholder”) will be deemed to be disabled if it, or in the case of any Corporate Shareholder its Designated Representative, becomes physically or mentally disabled to such an extent that such Common Shareholder is determined by the other Common Shareholders, acting reasonably, to be incapable of managing its affairs and those of the Corporation and will thereby come within the meaning of “permanently disabled” as that term is used in section 256(1.4)(a) of the Income Tax Act (Canada).

14.2	A Disabled Shareholder will forthwith lose the right to vote its Common Shares and, in addition, the Disabled Shareholder, or its nominee, will forthwith lose its right to vote at any meeting of the Directors or on any resolution passed in lieu thereof, until the disability has ended.

14.3	If the disability persists for a period of 90 days from the commencement of such disability (the last day of the 90-day period herein called the “Date of Incapacity”), the Disabled Shareholder will be deemed to sell to the Corporation, and the Corporation will be deemed to purchase all, but not less than all, of the Disabled Shareholder’s Total Investment.

14.4	The purchase of the Disabled Shareholder’s Total Investment by the Corporation shall be closed (the “Closing”) as soon as may be practical, and in any event within 30 days, following the determination of the Purchase Price (which shall be as of the Date of Incapacity) at the offices of the solicitor for the Corporation as follows:

(a)	The Disabled Shareholder or its personal representative, as the case may be, shall deliver to the Corporation certificates for all of the Disabled Shareholder’s Shares, duly endorsed in blank for transfer, together with such evidence, if any, as the Corporation may require that such Shares are free of all mortgages, liens, encumbrances and charges;

(b)	The Disabled Shareholder or its personal representative, as the case may be, shall deliver to the Corporation an assignment of all of the Disabled Shareholders Shareholder’s Advances along with an acknowledgement thereto by the Corporation;

(c)	The Disabled Shareholder, through its legally appointed guardian or trustee, or its nominee, shall resign as a Director and officer of the Corporation;

(d)	The Corporation shall provide evidence to the Disabled Shareholder that it has obtained releases from all Guarantees given by the Disabled Shareholder or in the alternative shall provide in writing the indemnities and such security for the indemnities required by section 7.4 hereof;

(e)	The Corporation shall purchase the Disabled Shareholder’s Total Investment on the following terms and conditions:

(i)	the Disabled Shareholder’s Shares shall be sold for the Purchase Price, and 25% of the Purchase Price will be due and payable on the Closing, with the balance of the Purchase Price for the Disabled Shareholder’s Shares being paid by way of sixty equal monthly installments of principal and interest with the initial monthly payment due on the first day of the next ensuing month after the month in which the initial 25% payment of the Purchase Price is paid, and thereafter on the first day of each and every month for the next ensuing fifty-nine consecutive months, and the balance of the Purchase Price will in any event be due and owing on the last mentioned date;

(ii)	25% of the Disabled Shareholder’s Shareholder Advances (as of the Date of Incapacity) will be due and payable on the closing date of the purchase and sale of the Disabled Shareholder’s Total Investment, and the balance of the Disabled Shareholder’s Shareholder Advances shall be paid by way of sixty equal monthly installments of principal and interest with the initial monthly payment due on the first day of the next ensuing month after the month in which the initial 25% of the Shareholder’s Advances is paid, and thereafter on the first day of each and every month for the next ensuing fifty- nine months, and the balance of which in any event will be due and owing on the last mentioned date; and

(iii)	interest on the purchase of the Disabled Shareholder’s Total Investment as stated above will accrue at the Prime Rate plus ½% per annum, and will be calculated and payable monthly, both before and after default and judgment;

(f)	The Corporation will have the right to prepay all or a portion of the Disabled Shareholder’s Total Investment at any time or from time to time without notice, bonus, or penalty; and

(g)	In the event that the Corporation defaults in the payment of any of the monthly installments of the Disabled Shareholder’s Total Investment as stated above, and such default has not been cured within thirty days after receipt by the Corporation of written notice requiring it to cure the default of payment, the entire outstanding balance of the Disabled Shareholder’s Total Investment plus interest will immediately accelerate and thereupon be due and payable to the Disabled Shareholder.

ARTICLE 15 - DEATH

15.1	For the purposes of this Article, the “death” of an individual Common Shareholder or the Designated Representative of any Corporate Shareholder will be deemed to have occurred when certified by a licensed physician.

15.2	Subject to the provisions hereof, in the event of the death of an individual Common Shareholder or the Designated Representative of any Corporate Shareholder (herein called the “Deceased Shareholder”), the estate of the Deceased Shareholder shall sell all of the Deceased Shareholder’s Total Investment to the Corporation.

15.3	The Purchase Price for the Deceased Shareholder’s Shares will be calculated as of the date of death of the Deceased Shareholder.

15.4	For the purposes of calculating the value of the Deceased Shareholder’s Shares, the provisions of Article 10 will apply.

15.5	So soon as may be practical, and in any event not later than thirty days, following the determination of the Purchase Price, the parties shall undertake the following transactions:

(a)	The Corporation shall collect the proceeds of Insurance, if any, as soon as possible and shall hold such proceeds in trust and shall pay and apply such proceeds, or the amount thereof required, by certified cheque or solicitor’s trust cheque for the aggregate purchase price for the Shares of the Deceased Shareholder, which shall be delivered to the Deceased Shareholder, or its legal representative, as the case may be, by the Corporation;

(b)	The Corporation shall pay such portion of the Shareholders’ Advances of the Deceased Shareholder and the interest accrued thereon, if any, to the Deceased Shareholder or its legal representative, as the case may be, to the extent that the proceeds of Insurance on the life of the Deceased Shareholder received by the Corporation exceeded the aggregate Purchase Price paid to the Deceased Shareholder pursuant to subsection 15.5(a);

(c)	Any further unpaid balance of the Deceased Shareholder’s Total Investments shall be paid by the Corporation to the Deceased Shareholder by way of five equal annual payments with the initial payment due on the date which is six months from the date of death of the Deceased Shareholder and each successive anniversary date thereof on the outstanding balance of the Total Investment outstanding from time to time at the rate of the Prime Rate plus ½% per annum, calculated and compounded monthly; provided, however, the Corporation will be entitled at any time to repay all or any portion of the Total Investment without prior notice, bonus, or penalty;

(d)	The Corporation shall pay an amount equal to the excess, if any, between the proceeds of Insurance on the life of the Deceased Shareholder received by the Corporation and the Deceased Shareholder’s Total Investment to the Deceased Shareholder’s estate for its own use absolutely. This excess Insurance amount will be added to and deemed as additional Total Investment owing to the Deceased Shareholder and shall be paid as part of the payment of the Total Investment as set forth in this Article 15; and

(e)	The Corporation shall elect in the form and manner provided in the Internal Revenue Code (US) that any dividend resulting from payment of amounts set out in this Article shall be paid out of the Corporation’s capital dividend accounts, provided that the Corporation will not be obligated to elect that any amount greater than its capital dividend account be paid out as a capital dividend.

15.6	The purchase of the Total Investment of the Deceased Shareholder by the Corporation shall be closed at the offices of the solicitors for the Corporation in the following manner:

(a)	Certified copies of the letters of probate or letters of administration of the estate of the Deceased Shareholder shall be delivered to the Corporation by the legal representative of the estate of the Deceased Shareholder, together with all income tax, succession duty and tax clearances, approvals and releases reasonably required by counsel for the Corporation;

(b)	The share certificates representing the Deceased Shareholder’s Shares (duly endorsed for transfer) shall be delivered to the Corporation by the Deceased Shareholder’s legal representative;

(c)	To the extent it is appropriate on closing, confirmation that the Corporation paid the Deceased Shareholder in full for its Shareholders’ Advances shall be delivered to the Corporation by the legal representative of the Deceased Shareholder;

(d)	Evidence that the Shares of the Deceased Shareholder are free and clear of any mortgage, liens, pledges, encumbrances, third party security interests, and charges (as may be reasonably required by counsel for the Corporation) shall be delivered to the Corporation by the legal representative of the estate of the Deceased Shareholder; and

(e)	Certified cheques or solicitor’s trust cheques for the portion of the Total Investment of the Deceased Shareholder owing on the closing shall be delivered to the legal representative of the Deceased Shareholder by the Corporation.

ARTICLE 16 - VOLUNTARY PUT WITHDRAWAL

16.1	Upon no less than ninety days’ notice in writing of a date certain (herein called the “Voluntary Withdrawal Date”), any Common Shareholder (herein called the “Withdrawing Shareholder”) will be entitled to voluntarily withdraw from the Corporation for any reason on the Voluntary Withdrawal Date. Subject to the Act and section 16.3 herein, the Withdrawing Shareholder shall sell to the Corporation and the Corporation shall purchase the Withdrawing Shareholder’s Total Investment.

16.2	Notwithstanding any other term or condition contained herein, the calculation of the Withdrawing Shareholder’s Total Investment will be based upon the Purchase Price for the Withdrawing Shareholder’s Shares.

16.3	The Corporation will be entitled to pay the Total Investment to the Withdrawing Shareholder by way of five equal annual payments with the initial payment due on the date that is one year following the Voluntary Withdrawal Date and each successive anniversary date thereof until fully paid, with interest at the Prime Rate plus ½% per annum, calculated annually; provided however, the Corporation will be entitled at any time to prepay all or any portion of the Total Investment and any declared but unpaid dividends without prior notice, bonus or penalty.

16.4	The Withdrawing Shareholder’s Total Investment will be purchased effective as of the Voluntary Withdrawal Date notwithstanding the deferred payment as set forth in section 16.3 herein. The rights of the Withdrawing Shareholder will be extinguished on the Voluntary Withdrawal Date and the Withdrawing Shareholder will no longer be entitled to any shareholder rights in respect thereof, and the Withdrawing Shareholder or its nominee shall submit its resignation as a Director or officer of the Corporation on the Voluntary Withdrawal Date.

16.5	The Corporation will have the option of continuing to own the life insurance, if any, on the life of any Withdrawing Shareholder until all indebtedness of the Corporation to that Withdrawing Shareholder has been repaid.

ARTICLE 17 - CONDUCT OF BUSINESS AND SUBSIDIARIES

17.1	The Corporation shall not, and the Directors shall not, without a Special Resolution having been passed by the Common Shareholders, vote in favor of or otherwise permit or authorize the Corporation to:

(a)	take or institute any proceedings for the winding-up, reorganization or dissolution of the Corporation;

(b)	make any distribution of monies or assets of the Corporation outside of the ordinary course of business of the Corporation;

(c)	make an assignment for the benefit of the creditors of the Corporation generally;

(d)	amalgamate, consolidate or merge or enter into any agreement to amalgamate, consolidate or merge the Corporation with any corporation, limited liability company, partnership, joint venture or firm or subscribe for or enter into any agreement to subscribe for securities in another corporation, limited liability company, partnership, joint venture, or firm;

(e)	increase or decrease the authorized share capital of the Corporation or alter the capital structure of the Corporation in any way;

(f)	incorporate or dispose of any subsidiary or Affiliate, whether wholly or partially owned by the Corporation;

(g)	purchase, redeem or otherwise acquire any Shares, other than in accordance with this Agreement;

(h)	grant to any Person financial assistance of the kind contemplated by Section 42 of the Business Corporations Act (Alberta), RSA 2000, c B-9;

(i)	be continued under the laws of another jurisdiction other than the laws of the State of Delaware;

(j)	amend the Certificate or Bylaws other than as required by this Agreement;

(k)	allow any Common Shares or securities of the Corporation to be qualified for distribution to the public or listed for trading on a securities exchange;

(l)	adopt any shareholder agreement;

(m)	change the fiscal year-end of the Corporation; or

(n)	amend the number of members which constitutes the Board.

17.2	The Corporation shall not, and the Directors shall not, without the prior written consent of the Common Shareholders having been obtained by way of a Majority Resolution, vote in favor of or otherwise permit or authorize the Corporation to:

(a)	make in any fiscal year of the Corporation capital expenditures or leasing commitments which, individually or in the aggregate, exceed $50,000;

(b)	sell, lease, exchange or otherwise dispose of any of the property of the Corporation outside of the ordinary course of business of the Corporation;

(c)	make any major change of policy concerning the affairs of the Corporation, marketing of any new or additional products or services, or the abandonment of existing products or services;

(d)	engage in any business or activity other than the Business;

(e)	allot or issue any additional Common Shares or grant any option, warrant, right or privilege which is capable of becoming an agreement for the purchase, subscription, allotment, issuance or other acquisition of any unissued shares or securities of the Corporation;

(f)	make any material amendment, modification, variation or change in any agreement, arrangement or contract between the Corporation and any Common or Preferred Shareholders;

(g)	incur any debt, long term or otherwise, other than in the ordinary course of business;

(h)	lend any monies to or make any investments (whether by way of cash or non-cash consideration or a combination thereof) in any Person outside of the ordinary course of business of the Corporation;

(i)	give security for, guarantee or otherwise become liable for the debts or obligations of any Person, other than to or from an Affiliate or Subsidiary, or as required for the extension of trade credit or reasonable employee advances in the ordinary course of business of the Corporation;

(j)	employ or terminate the employment of any corporate officers;

(k)	pledge or place in trust or escrow or enter into any similar agreement or arrangement relating to the deposit of any source code, with or to any third party including, without limiting the generality of the foregoing, any customer;

(l)	enter into any contract, agreement, or other arrangement relating to any sale, purchase order, development commitment or any similar agreement or arrangement where the value of which exceeds $50,000;

(m)	modify, amend, alter or change any of the benefit plans to which the Corporation is a party or in which the Corporation is a participant;

(n)	implement an employee stock purchase plan or enter into or implement any similar plan or other arrangement;

(o)	enter into a contract, agreement or similar arrangement relating to the salaries, remuneration, benefits or other compensation offered or paid to executive level employees, officers or directors of the Corporation or modify, amend, alter or change the levels or amount of any salaries, remuneration, benefits or other compensation currently paid to any executive level employees, officers or directors of the Corporation; or

(p)	enter into any contract, agreement or similar arrangement that grants to any third party the rights to any of the Corporation’s intellectual property.

17.3	If any Affiliate or subsidiary of the Corporation acquires assets which, in the reasonable opinion of the Board, are significant or material, then the Board shall, with a view to extending the substance and effect of this Agreement to such subsidiary or Affiliate, forthwith cause the Corporation and such subsidiary or Affiliate to execute a unanimous shareholder agreement or shareholder agreement in a form acceptable to the Board.

ARTICLE 18 – PREFERRED SHAREHOLDERS’ RESTRICTIONS, RIGHTS AND OBLIGATIONS

18.1	All individuals, corporations or other entities acquiring Preferred Shares will be required, as a condition of acquiring such shares, to agree to be bound by the restrictions, rights and obligations outlined in paragraph 18.2, below or such other restrictions, rights and obligations as the Common Shareholders may determine from time to time by Special Resolution. Such acknowledgments shall be executed and delivered to the Corporation by each individual, corporation or other entity subscribing for Preferred Shares, as a prerequisite to the issuance of such Preferred Shares.

18.2	The restrictions, rights and obligations of the holders of any class of Preferred Shares are as follows:

(a)	Class “D” Preferred Shares:

(i)	No sale of any Class “D” Preferred Shares will be permissible at a Purchase Price less than the Purchase Price for which those Preferred Shares were subscribed, and such restriction will apply to each successive purchaser of such shares;

(ii)	Any successive purchaser of Class “D” Preferred Shares will be bound to execute an acknowledgment, prior to transfer of such shares;

(iii)	The holders of Class “D” Preferred Shares may attend the Foundation Annual General Meeting and will be entitled to nominate and vote for a slate of candidates for the Foundation Board of Directors, to be presented to the Shareholders of the Foundation for final appointment. Except as set out above, the holders of Class “D” Preferred Shares will have no other voting rights;

(iv)	Class “D” Preferred Shares will be entitled to a dividend of 5% per annum payable within 90 days of the conclusion of each fiscal year of the Corporation, subject to the discretion of the Board as contemplated in Article 23 hereof;

(b)	Class “E” Preferred Shares:

(i)	No sale of any Class “E” Preferred Shares will be permissible at a Purchase Price less than the Purchase Price for which those Preferred Shares were subscribed, and such restriction will apply to each successive purchaser of such shares;

(ii)	Any successive purchaser of Class “E” Preferred Shares will be bound to execute an acknowledgment, prior to transfer of such shares;

(iii)	The holders of Class “E” Preferred Shares may attend the Foundation Annual General Meeting and will be entitled to nominate and vote for a slate of candidates for the Foundation Board of Directors, to be presented to the Shareholders of the Foundation for final appointment. Except as set out above, the holders of Class “E” Preferred Shares will have no other voting rights;

(iv)	Class “E” Preferred Shares will be entitled to a dividend of 3% per annum payable within 90 days of the conclusion of each fiscal year of the Corporation, subject to the discretion of the Board as contemplated in Article 23 hereof;

(c)	Class “F” Preferred Shares:

(i)	No sale of any Class “F” Preferred Shares will be permissible at a Purchase Price less than the Purchase Price for which those Preferred Shares were subscribed, and such restriction will apply to each successive purchaser of such shares;

(ii)	Any successive purchaser of Class “F” Preferred Shares will be bound to execute an acknowledgment, prior to transfer of such shares;

(iii)	The holders of Class “F” Preferred Shares may attend the Foundation Annual General Meeting but will have no voting rights;

(iv)	Class “F” Preferred Shares will bear a dividend of 5% per annum payable within 90 days of the conclusion of each fiscal year of the Corporation, subject to the discretion of the Board as contemplated in Article 23 hereof;

ARTICLE 19 - UNANIMOUS SHAREHOLDER AGREEMENT

19.1	This Agreement is deemed to be a stockholder agreement subject to Section 218(c) of the Act.

ARTICLE 20 - INDEMNIFICATION

20.1	Subject to the provisions contained in the Act, the Corporation shall indemnify a Director or officer, a former Director or officer, or a person who acts or acted at the request of the Corporation as a Director or officer of a body corporate which the Corporation is or was a Shareholder or creditor (or a person undertakes or has undertaken any liability on behalf of any of the Corporation or any such body corporate) and its heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by it in respect of any civil, criminal, or administrative action or proceeding to which it is made a party by reason of being or having been a Director or officer of the Corporation (or having undertaken any such liability on behalf of the Corporation or any such body corporate) if:

(a)	it acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, it had reasonable grounds for believing that its conduct was lawful.

ARTICLE 21 - RESTRICTIONS & ACKNOWLEDGEMENT

21.1	Where applicable, the Corporation will not be obligated to purchase Common Shares pursuant to the terms of this Agreement if such purchase would constitute a violation of any law or regulation of any governmental authority having jurisdiction over the Corporation, or the Common Shares, or if such purchase would have the effect of rendering the Corporation insolvent.

ARTICLE 22 - ARBITRATION

22.1	If there is a dispute between the parties on any matter not specifically covered by this Agreement, such dispute or matter and any other dispute concerning the interpretation, meaning or application of the provisions of this Agreement shall be submitted to and settled by binding arbitration. The arbitration shall be conducted by a single arbitrator if the parties agree upon one, otherwise by a single arbitrator appointed by a Judge of the Court of Queen’s Bench of Alberta upon the application of any Shareholder. The award of the arbitrator shall be final and binding upon all of the parties and there shall be no appeal therefrom. The arbitration shall be conducted in accordance with the provisions of the Arbitration Act of Alberta, R.S.A. 2000, c. A-43, as amended from time to time.

ARTICLE 23 - PAYMENTS TO SHAREHOLDERS

23.1	Within ninety days of the conclusion of each fiscal year of the Corporation, the Directors shall make a determination of the funds to be paid out to the Shareholders with respect to the fiscal year then ended. Such determination shall be based upon the financial statements of the Corporation for the fiscal year ended and upon the operating and capital budgets for the following fiscal year.

23.2	Net profits of the Corporation determined in accordance with Generally Accepted Accounting Principles will be allocated in the following order of priority:

(a)	Maintenance of working capital at a level sufficient to meet the budget requirements of the Corporation for the ensuing fiscal year;

(b)	Payment of bonuses to the management and employees of the Corporation as may be determined from time to time by the Board, or otherwise as contained in any oral or written management or employment contracts with such individuals;

(c)	Payment of any Excess Contribution Amount to any Common Shareholder who has contributed the same to the Corporation over time;

(d)	Payment of dividends on the issued and outstanding Common Shares of the capital stock of the Corporation in accordance with the Certificate and as may be determined from time to time by the Board;

(e)	Payment of amounts on the issued and outstanding Preferred Shares in accordance with Article 18; and

(f)	Such other purposes as may be determined from time to time by the Board.

23.3	Notwithstanding any other provision of this Agreement, in the event the Board determines that it is not in the best interests of the Corporation to declare dividends to any one or more classes of the Common or Preferred Shares, no such dividends will be payable in that fiscal year, nor will the dividend which is not so paid be cumulative such that the holder of such shares is entitled to recoup the dividend in subsequent years.

ARTICLE 24 - RESTRICTIONS ON SHAREHOLDERS

24.1	For and during the term of this Agreement and unless authorized otherwise by the Board, the Shareholders and the Designated Representatives of the Corporate Shareholders, shall devote their best efforts in promoting the success of the Corporation and shall maintain the Corporation as a profitable enterprise to the best of their ability. However, notwithstanding the foregoing, the Shareholders acknowledge and agree that they are entitled to engage in other business ventures similar to the business of the Corporation provided always that such other similar business ventures are either: (i) not in direct competition with any business venture or project of the Corporation, or (ii) authorized by the Board.

ARTICLE 25 - TERMINATION

25.1	This Agreement will terminate upon the execution by all Common Shareholders of an agreement of termination.

ARTICLE 26 - TIME OF THE ESSENCE

26.1	Time shall be of the essence herein.

ARTICLE 27 - NOTICE

27.1	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another must be given in writing and either served personally or sent by prepaid registered mail, and in the latter case will be deemed to have been given three days following the date upon which it was mailed. The address for each party or parties to be used for the purpose of delivery or mailing, will be the last known address of the party or parties as reflected in the minute book of the Corporation.

Any party may from time to time notify the other parties hereto in accordance with the provisions hereof, of any change of address which thereafter, until changed by like notice, will be the address of such party for all purposes of this Agreement. In the event of actual or threatened postal interruption, notice shall be made by delivery, faxing or e-mail. Receipt of a courtesy copy of any notice or other communication will not be a condition to the effectiveness thereof.

ARTICLE 28 - AMENDMENTS

28.1	This Agreement may be amended by instrument in writing executed by all of the parties.

ARTICLE 29 - ENTIRE AGREEMENT

29.1	This Agreement constitutes the entire agreement between the parties with respect to all matters herein and supersedes any prior agreements in this regard whether written or verbal. Execution hereof by the parties has not been induced by, nor have any of the parties relied upon, nor do they regard as material any representations which have not been incorporated in this Agreement.

ARTICLE 30 - MISCELLANEOUS

30.1	Whenever the singular is used it shall be deemed to extend to and enure and include the plural and when one gender is used, whether masculine, feminine or neuter, it shall include all genders, as the context may require.

30.2	This Agreement shall be governed by the laws of the State of Delaware.

30.3	The recitals and schedules are incorporated herein and form an integral part of this Agreement.

30.4	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

30.5	The words “herein”, “hereof”, “hereinbefore”, “hereinafter”, and “hereto” wherever used in any Article, section, subsection or paragraph in this Agreement, relates to the whole Agreement and not to that Article, section, subsection or paragraph only.

30.6	This Agreement may be executed and delivered by email or facsimile transmission in any number of counterparts, including PDF format, with the same effect as if the parties hereto all signed the same document. All counterparts shall be construed together and shall constitute one instrument.

30.7	Each party who executes this Agreement or a counterpart of this Agreement shall, regardless of the date of such execution, be bound by and subject to all of its provisions, and such execution shall in no way affect or impair its rights or obligations or those conferred or imposed on any other Shareholder whose date of execution was prior in time.

30.8	The parties agree to execute such further documents and assurances as counsel may deem necessary to give full effect to the true intent and meaning of this Agreement.

30.9	The invalidity of any particular provision in this Agreement shall not affect any other provision, but this Agreement shall be construed as if the invalid provision were omitted.

30.10	The failure of any party to exercise any right, power or option given to it in this Agreement, or to insist upon the strict compliance with any of its terms or conditions, shall not constitute a waiver of any provision of this Agreement with respect to any other or subsequent breaches.

30.11	This Agreement may be executed in two or more separate counterparts, electronic or otherwise, each of which when so executed and delivered shall be deemed for all purposes an original, but all such counterparts shall constitute but one and the same instrument.

ARTICLE 31 - ENUREMENT

31.1	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties have properly executed this Agreement as of the Effective Date.

LATIMER FAMILY TRUST 2015

Per:

SHARON LATIMER, Trustee of the Latimer Family Trust 2015

Witness	JOLENE LATIMER

Witness	DIANA MARIA MACHADO

AFFIDAVIT OF EXECUTION

I,	, of	, Alberta
(Name of Witness)	(City / Town)

SWEAR / AFFIRM AND SAY THAT:

I was personally present and did see	JOLENE LATIMER
(Name)

named in the within document,

☐	who is personally known to me to be the person named therein

OR

☐	who identified herself to me by means of photographic identification duly sign and execute the same for the purposes named therein

The document was executed at Edmonton, Alberta, and I am the subscribing witness thereto.

Sworn / Affirmed before me
on	, 2021
at	, Alberta.
(Signature of witness)
Commissioner for Oaths in and for the Province of Alberta, Justice of the Peace or Notary Public		ID Verified

AFFIDAVIT OF EXECUTION

I,	, of	, Alberta
(Name of Witness)	(City / Town)

SWEAR / AFFIRM AND SAY THAT:

I was personally present and did see	DIANA MARIA MACHADO
(Name)

named in the within document,

☐	who is personally known to me to be the person named therein

OR

☐	who identified herself to me by means of photographic identification duly sign and execute the same for the purposes named therein

The document was executed at Edmonton, Alberta, and I am the subscribing witness thereto.

Sworn / Affirmed before me
on	, 2021
at	, Alberta.
(Signature of witness)
Commissioner for Oaths in and for the Province of Alberta, Justice of the Peace or Notary Public		ID Verified